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                                                                 Exhibit 10.26.1

                     [Letterhead of Libra Investments, Inc.]
                       11766 Wilshire Boulevard, Suite 870
                          Los Angeles, California 90025
                               Tel: (310) 312-5600
                               Fax: (310) 312-5666

                                  June 14, 1997

Strictly Confidential

CD Radio Inc.
Sixth Floor

1001 22nd Street, N.W.
Washington, D.C.  20037
Attn:  David Margolese

Dear Mr. Margolese:

                  This letter will confirm our understanding that CD Radio Inc., a Delaware corporation, (the "Issuer") has engaged Libra Investments, Inc. (the "Advisor") to act as the Issuer's exclusive financial advisor and placement agent in connection with the issuance and sale by the Issuer (the "Private Placement") of Convertible Preferred Stock (the "Securities"). It is currently contemplated that the Securities will be authorized by the Issuer as soon as practicable and will reflect the terms contained in Appendix A. Capitalized terms not defined herein shall have the meaning specified in Appendix A.

                  Section 1. Services to Rendered. In connection with this engagement, the Advisor shall act as financial advisor to and agent for the Issuer in connection with the Private Placement, which duties will include:

                           (a) advising as to the specific terms of the Securities and the Private Placement;

                           (b) developing a list of potential purchasers of the Securities;

                           (c) consulting with the Issuer from time to time as to such potential purchasers;




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David Margolese
CD Radio, Inc.
June 14, 1997
Page 2

                           (d) if requested by the Issuer, assisting the Issuer and its counsel in the preparation and distribution of appropriate offering materials; and

                           (e) attempting to arrange the Private Placement of the Securities at a price and on terms acceptable to the Issuer, it being understood and agreed that the aggregate offering price for the Securities is currently expected to be up to a maximum of approximately $150 million, and that such consideration may take the form of cash and/or exchanges of the Issuer's 5% Delayed Convertible Preferred Stock.

Nothing contained herein constitutes a commitment on the part of the Advisor to purchase any of the Securities or an assurance that the Private Placement will be completed, and the Advisor shall not have the power or authority to bind the Issuer to any sale of the Securities.

                  Section 2. Compensation. In consideration of the Advisor's agreements hereunder, the Advisor shall be paid an advisory fee of 3.0% of the aggregate gross proceeds from the Securities sold, payable in immediately available funds upon closing of the Private Placement; provided, that such fee shall be reduced to 1.875% of gross proceeds with respect to the first $50,000,000 of Securities purchased by Everest Capital International, Ltd., Everest Capital Fund L.P. and other entities managed by Everest Capital Limited (i.e. such fee shall be reduced by $562,500). In the event that the Private Placement is completed in multiple closings, a pro rata portion of such advisory fee shall be paid to the Advisor at each closing.

                  No fee payable to any other financial advisor either by the Issuer or any other entity shall reduce or otherwise affect the fees payable hereunder to the Advisor.

                  Section 3. The Advisor's Expenses. In addition to the compensation payable pursuant to Section 2 of this Agreement, the Issuer shall reimburse the Advisor for all reasonable costs and expenses (including without limitation reasonable fees and disbursements of its legal counsel) incurred in connection with this engagement, whether or not the Private Placement is consummated.

                  Section 4. Term of Engagement. Either party to this Agreement may terminate this Agreement, with or without cause, by giving 10 day's prior written notice to the other party at any time after December 15, 1997; provided, however, that Section 3, the second paragraph of this Section 4 and Sections 5, 6 and 9 hereof shall survive any termination of this Agreement.





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David Margolese
CD Radio, Inc.
June 14, 1997
Page 3

                  The Advisor shall be entitled to receive its full compensation under Section 2 hereof if at any time prior to the date twelve months after the termination of this Agreement a transaction is agreed to or consummated by the Issuer involving the sale or issuance of securities of the type contemplated hereby in a private placement to investors contacted by Advisor regarding purchase of Securities in connection with this engagement (the "Libra Investors"). Promptly following termination of this engagement, Advisor shall provide Issuer with a list of Libra Investors.

                  Section 5. Indemnification. The Company agrees to the indemnification, contribution, limitation of liability and expense reimbursement obligations set forth in Exhibit A hereto, the provisions of which are incorporated herein in their entirety.

                  Section 6. Work Product. The Advisor's advice shall be the proprietary work product and intellectual property of the Advisor and such advice may not be disclosed to other parties by the Issuer without the prior written permission of the Advisor unless such disclosure is required by law. Any document or information prepared by the Advisor in connection with this engagement shall not be duplicated by the Issuer and shall be returned by the Issuer to the Advisor upon termination of this Agreement.

                  Section 7. Cooperation. The Issuer shall furnish the Advisor with all information, data or documents that the Advisor shall reasonably deem appropriate in connection with its activities hereunder and shall provide the Advisor full access to the Issuer's officers, employees and professional advisors. Issuer represents and warrants that all such information, data and documents, taken in their entirety, shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein not misleading. The Issuer agrees to advise the Advisor if any such information, data or documents becomes materially inaccurate, misleading or incomplete during the term of this Agreement. The Advisor shall be entitled to rely on the accuracy and completeness of such information, data and documents, and the Advisor shall not be required to make an independent verification thereof. If requested by the Advisor, the Issuer shall provide to the Advisor a certificate signed by two of its executive officers as to the accuracy of the second sentence of this paragraph at each closing of a sale of the Securities.

                  It is further understood that the Issuer shall involve the Advisor in all discussions between the Issuer and potential purchasers and shall make available to the Advisor all information regarding potential purchasers that it shall receive from any source whatsoever. The Issuer recognizes and confirms that the Advisor in acting pursuant to this authorization will be using information provided by the Issuer and



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David Margolese
CD Radio, Inc.
June 14, 1997
Page 4

that the Advisor does not assume responsibility for the accuracy or completeness of any such information.

                  Section 8. Confidentiality. Advisor agrees that all confidential information which it may now possess or may obtain relating to the financial condition, results of operations, business properties, assets, liabilities, or future prospects of the Issuer shall not be published, disclosed or made accessible by it to any other person or any entity at any time or used by it without the written consent of the Issuer; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with this Agreement, or (c) to the extent such information shall be or shall have otherwise become publicly available, including without limitation all information contained in the Issuer's publicly-available reports and filings with the Securities and Exchange Commission, if any.

                  Section 9. Outside Advisors and Conflicts. The Issuer acknowledges that the Advisor and its affiliates may have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Issuer pursuant to which the Advisor may acquire information of interest to the Issuer. The Advisor shall have no obligation to disclose such information to the Issuer (except to the extent such information relates directly to the Issuer or the Securities), or to use such information in connection with its efforts hereunder.

                  Section 10. Exclusivity. No other financial advisor or other entity is or will be authorized by the Issuer during the term of this Agreement to perform services on its behalf of the type which the Advisor is authorized to perform hereunder.

                  Section 11. Notices. All notices and other communications provided for in this Agreement shall be made by first class mail or telecopier. All notices to the Issuer shall be delivered at the address shown on the first page of this agreement or to telecopier number (202) 296-6265. All notices to the Advisor shall be delivered as follows:

                           Libra Investments, Inc.
                           11766 Wilshire Boulevard
                           Suite 870
                           Los Angeles, CA  90025
                           Attn:  Jess M. Ravich
                           Telecopier:  (310) 996-9590





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David Margolese
CD Radio, Inc.
June 14, 1997
Page 5

                  Either party hereto may amend such address or telecopier information by written notice to the other party delivered as provided in this
Section 11.

                  Section 12. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Persons by Section 5 of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

                  Section 13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the choice of law or conflict of law principles hereof.

                  Section 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

                  Section 15. Complete Agreement; Amendments; Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement may not be amended or modified except in writing. The rights of the Advisor hereunder shall be freely assignable, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the Advisor and its successors and assigns; provided, however, that the Advisor shall not assign this Agreement to any party that is not an affiliate of the Advisor.

                  If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

                                                     Very truly yours,

                                                     LIBRA INVESTMENTS, INC.

                                                     By:      /s/ Jess M. Ravich
                                                        ------------------------
                                                         Jess M. Ravich
                                                         Chairman





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David Margolese
CD Radio, Inc.
June 14, 1997
Page 6

AGREED TO AND ACCEPTED:

CD RADIO INC.

By:      /s/ David Margolese
   -------------------------------
    David Margolese
    Chairman and CEO





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                                    EXHIBIT A

                  The Issuer agrees to indemnify and hold harmless the Advisor, its affiliates, and each person, if any, who controls the Advisor, or any of its affiliates, within the meaning of either the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective agents, employees, officers and directors of the Advisor, its affiliates, and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action) arising out of, or in connection with any activities contemplated by the letter to which this Exhibit A is attached or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon
(i) any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any disclosure, offering, consent solicitation or confidential information documents prepared or approved by the Issuer (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by such letter (collectively, the "Transaction"), or (ii) any engagement or retention by the Issuer of any other person, corporation or entity that has acted or is acting as a finder, agent, broker, dealer, consultant or advisor to or on behalf of the Issuer with respect to the activities contemplated by the letter to which this Exhibit A is attached. The Issuer will not, however, be responsible for any claims, liabilities, losses, damages or expenses based on statements or omissions made by an Indemnified Party (or in reliance on information provided by an Indemnified Party) concerning such Indemnified Party or that have resulted from such Indemnified Party's willful misconduct or gross negligence. The Issuer also agrees that (i) no Indemnified Party shall have liability to the Issuer or any other person in connection with the services rendered pursuant to the agreement except for claims, liabilities, damages, losses or expenses, including reasonable legal fees, incurred by the Issuer based on statements or omissions made by an Indemnified Party (or in reliance on information provided by an Indemnified Person) concerning such Indemnified Party or that have resulted from such Indemnified Party's willful misconduct or gross negligence and (ii) in no event shall the Indemnified Parties be liable, in the aggregate, to the Issuer or any other person for an amount grater than the fee actually received by the Advisor pursuant to the letter to which this Exhibit A is attached.

                  In case any action shall be brought against an Indemnified Person with respect to which indemnity may be sought against the Issuer under this agreement, the Indemnified Party shall promptly notify the Issuer in writing and the Issuer shall, if requested by the Indemnified Party, assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Issuer shall not affect any obligations the Issuer may have to the Indemnified Parties under this letter





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                                                                              2

agreement or otherwise unless the Issuer is materially adversely affected by such failure.

                  If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Issuer shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and by the Advisor on the other from the Transaction or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer on the one hand and the Advisor on the other, but also the relative fault of the Issuer and the Advisor as well as any other relevant equitable considerations. It is hereby further agreed that the relative benefits to the Issuer on the one hand and the Advisor on the other with respect to any Transaction shall be deemed to be in the same proportion as (i) the principal amount of the Securities sold in the Transaction bears to (ii) the fees paid to the Advisor with respect to such Transaction. The relative fault of the Issuer on the one hand and the Advisor on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Issuer or by the Advisor and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything to the contrary in the provisions of this Exhibit A, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by the Advisor pursuant to the letter to which this Exhibit A is attached. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent representation.

                  The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Issuer may have to any Indemnified Party at common law or otherwise, (ii) shall survive the conclusion of the Advisor's services in connection with the Transaction and (iii) shall remain operative and in full force and effect regardless or any investigation made by or on behalf of the Advisor or any other Indemnified Party.





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                                   APPENDIX A

                          SUMMARY TERM SHEET/COMMITMENT

ISSUER:                  CD Radio Inc. (the "Company")

ISSUE:                   Convertible Preferred Stock (the "Preferred")

PRINCIPAL AMOUNT:        Up to a Maximum of $150 million

MATURITY:                10 years

CONVERTIBLE:             Any time after closing, at a price of
                         $21.00; provided, however, that the conversion price will reset to market price if on the 4th anniversary of the issuance of the Preferred the market price of the common stock of the Company (as so defined) is below
                         $21.00; provided further that in no event shall the reset be below $10.00. (For the purpose hereof, the term "market price" shall mean the average of the closing prices of the Company's common stock for the 20 trading days ending 5 days prior to the 4th anniversary.)

OPTIONAL REDEMPTION:     Non-call for first three years.
                         During years four and five, callable at par plus accrued but unpaid dividends if the closing market price of the Company's Common Stock exceeds $31 1/2per share for 20 trading days out of any 30 consecutive trading days. Thereafter, callable at anytime at par plus accrued but unpaid dividends.

DIVIDEND RATE:           5% PIK or cash, at the Company's option.

RANKING: The Preferred will be junior to all debt (bank debt, high- yield offering), but senior to the common equity. (The foregoing ranking is not intended to constitute a restriction on other financings by the Company.)

COVENANTS:               None

PLACEMENT FEE:           3% of the gross proceeds payable to
                         Libra Investments, Inc. upon closing; provided, that such fee shall be 1.875% of gross proceeds with respect to the first

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                         $50,000,000 of Preferred purchased by the Everest
                         Funds.

COMMITMENT:              Everest Capital International, Ltd.,
                         Everest Capital Fund L.P. and other entities managed by Everest Capital Limited (collectively the "Everest
                         Funds") and The Ravich Revocable Trust of 1989
                         ("Ravich" together with the Everest Funds, the "Buyer") will commit to buy $50 million and $2 million (the committed amounts), respectively, of the Preferred (by either exchanging shares of the Company's 5% Delayed
                         Convertible Preferred Stock (the "Delayed Preferred
                         Stock") having an Exchange Value (see below) equal to the foregoing amount or by paying in cash) and the Company will commit to sell such amounts simultaneous with the closing of any financing (not including this financing up to an amount equal to the Liquidation
                         Preference of all outstanding Delayed Preferred Stock divided by 72.125%) yielding "new money" gross proceeds equal to or in excess of $150 million completed on or prior to November 15, 1997 (the "New Financing" and such date shall be referred to as the "New Financing
                         Date"); provided, that it shall be a condition of the Buyers' obligation that (a) all Delayed Preferred Stock is redeemed or converted on or prior to the New
                         Financing Date, and (b) a mutually agreeable (it being understood that an expert chosen by any of Morgan, Stanley & Co., Donaldson Lufkind & Jenrette, Lehman
                         Brothers, Inc., Merrill, Lynch, Pierce, Fenner & Smith or Bear Stearns & Co. shall be deemed to be mutually agreeable) third party expert verify to Buyers that the system (e.g. only two satellites and limited terrestrial repeaters) of delivering digital audio to automobiles, as described in its business plan
                         (including, but not limited to, being able to reach at least 90% of the United States population), is technically feasible; and provided further, that, if in connection with the New Financing, any common stock, securities convertible or exchangeable into common stock or warrants (each an "Equity Equivalent") is sold or given in conjunction with such New Financing where the lowest of the (i) sale price, (ii) conversion price, (iii) "market price" (as defined above) of the common stock measured over the 20 trading days prior to the date of such sale or (iv) exercise price (the
                         "Equity Equivalent Price") is less than $21.00 per share of common stock,





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                         then the conversion price of the Preferred shall be
                         reset (but never above $21.00) to the Equity Equivalent Price; and provided further that in lieu of purchasing the Preferred the Buyers, at their option, may purchase a like amount of the Equity Equivalent.

EVEREST OPTION:          The Everest Funds shall have the option
                         to increase its commitment (on the same terms as herein provided) to $98 million provided it gives written notice to the Company on or before July 3, 1997 (the
                         "Everest Option"). The Everest Option shall not be transferable.

LISTING: The Company undertakes to list the Preferred on the same exchange on which the Company's common stock trades.

COMMITMENT FEE:          Upon execution of this Commitment Term
                         Sheet (or as soon thereafter as practical), the Company will issue to the Everest Funds and Ravich 1,560,000
                         (or, if the Everest Option is exercised 1,560,000 times the total amount committed by the Everest Funds and Ravich divided by $52 million) eight-year warrants to purchase common stock at a price of $50.00 per share, allocable pro rata between the Everest Funds and Ravich based on amounts purchased. The Warrants shall not be exercisable until the date one year after execution of this Commitment Term Sheet, at which date they shall become exercisable for the remainder of their term. The Warrants shall contain customary terms and conditions, and shall be callable by the Company after three years at a price of $0.01 per warrant if the closing market price of the Company's Common Stock exceeds $75.00 per share for at least 20 trading days in any 30 consecutive trading day period after three years from the date of issuance. In addition to the Warrants, the Company shall pay the Everest Funds a cash commitment fee equal to $562,500, payable upon closing of Everest's purchase of at least $50,000,000 of Preferred (whether through purchase for cash or by exchanging Delayed Preferred Stock).


STANDSTILL AGREEMENT OF
EVEREST FUNDS:           The following limitations (the "Standstill Agreement")
                         apply to the Everest Funds and their affiliates, and to


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                         certain transferees. Until the date one year after
                         execution of this Commitment Term Sheet, the Everest Funds and their affiliates (i) shall not acquire common stock, including by means of conversion of the Preferred or Delayed Preferred Stock or exercise of any other right, if, upon such acquisition, the Everest Funds and their affiliates will have or share, directly or indirectly, voting or investment power over ten percent or more of the outstanding class of common stock (for purposes of this clause (i), a right to acquire upon exercise or conversion will not be deemed to confer voting or investment power over the underlying security in the absence of an exercise or conversion), and (ii) shall not sell or otherwise dispose of Warrants, Preferred or Delayed Preferred Stock to any one purchaser if, following such sale or disposition, the purchaser and its affiliates would be beneficial owners of ten percent or more of the outstanding class of stock, except for a sale or disposition of Warrants, Preferred and/or Delayed Preferred Stock to a purchaser who, for itself and its affiliates, agrees to be bound by the limitations set forth in this Standstill Agreement. Except as provided otherwise in the parenthetical language in clause (i) above, terms and concepts used in this Standstill Agreement shall have the meanings set forth in Section 13(d) of the Securities Act of 1934 and the rules and regulations thereunder.

EXCHANGE VALUE:          "Exchange Value" shall be defined as 1.3865 times the
                         Liquidation Preference of the Delayed Preferred Stock being exchanged (including accrued but unpaid dividends and fees, if any).

EXCHANGE OFFER/
REGISTRATION RIGHTS:              Within 180 days after the New Financing Date,
                                  the Company shall use its best efforts to file with the SEC, if permitted by then applicable interpretations of the SEC staff, a registration statement with respect to an offer to exchange the Preferred (the "Exchange
                                  Offer") for preferred stock of the Company with identical terms to the Preferred (other than restrictions on transfer) and convertible into registered shares of Common Stock. The
                                  Company shall also use its best efforts to cause such registration statement to





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                                  become effective, and to obtain all other
                                  necessary approvals, including the FCC (if applicable), within 90 days of such filing with the SEC. The Everest Funds and Ravich understand that such SEC Staff interpretations currently would not permit the Company to undertake the Exchange Offer as contemplated above. In the event applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated, the Company will use its best efforts to a) within 180 days after the New Financing Date, file a shelf registration statement with respect to resales of the Preferred and the shares issuable upon conversion of the Preferred, and (b) within 90 days of such filing with the SEC, cause such registration to become effective and to obtain all other necessary approvals, including the FCC (if applicable). The parties shall enter into a registration rights agreement with respect to the foregoing containing customary terms, conditions and indemnities, including without limitation provision for reasonable cash penalties for failure to timely comply with the foregoing obligations.

WARRANT
REGISTRATION RIGHTS:              Within 180 days after the New Financing Date,
                                  the Company shall use its best efforts to register for resale the shares of common stock issuable upon exercise of the Warrants with the SEC pursuant to a shelf registration on Form S-3 (if available) or Form S-1 (if Form
                                  S-3 is not available) and to obtain all other necessary approvals, including the FCC (if applicable), for the resale of such shares.
                                  The parties shall enter into a registration rights agreement with respect to such registration containing customary terms, conditions and indemnities, including without limitation provision for reasonable cash penalties for failure to timely register the shares.

CONDITIONAL OPTION
TO EXCHANGE FOR


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CONVERTIBLE DEBT:        If at any time within six months after the New
                         Financing Date, the Company raises not less than $75 million in gross proceeds from the sale of common stock (and/or convertible preferred stock provided that such convertible preferred stock shall not have a reset and provided further that in either instance no additional equity securities are granted along with such common stock or convertible preferred stock) (the "Equity Sale"), the Company shall have the option, exercisable not earlier than 187 days nor later than 200 days after the New Financing Date, to require the conversion of all or any portion of the Preferred into convertible subordinated debt (the "Convertible Debt".) The Convertible Debt shall have the same terms and conditions as the Preferred (e.g. 10 year term (commencing from the New Financing Date), same conversion privileges, etc.) except that (i) interest must either be paid in cash at 8% or PIKed at 10% (with such PIK option being available for only the first 3 years), (ii) the conversion price shall reset (but never above $21.00) to the price at which the stock is sold in the Equity Sale (or, if the sale is of convertible preferred stock, the conversion price shall reset (but never above $21.00) to the "market price" (as defined above) of the common stock measured over the 20 trading days prior to the date of such sale), and (iii) the conversion price shall not be reset to market on the 4th anniversary.

STOCK SPLITS/
COMBINATIONS:            All share amounts and share prices set
                         forth herein shall be appropriately adjusted for any stock splits, stock dividends, stock combinations and the like occurring after the date hereof.

CONDITIONS:              The Company's obligations hereunder are subject to the
                         following conditions:

                                   a) shareholder approval of the issuance of
                                      the Preferred, if required to list the
                                      Preferred, or to maintain the listing of the Common, on the Nasdaq Small Cap Market, and

                                   b) FCC approval, if required to issue the
                                      Preferred or Common Stock upon


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                                      conversion of Preferred or exercise of
                                      Warrants

                                    ; provided that (i) the Company shall use its best efforts to cause the foregoing conditions to be fulfilled as promptly as reasonably practicable, and (ii) David Margolese and Darlene Friedland agree to cause all shares of Company stock held by them or over which they exercise voting control to approve the matter described in subpagraph (a) above and to require any transferees of their stock to so vote such stock, it being understood that Friedland and Margolese, taken together, currently hold approximately 43% of the outstanding common stock of the Company.

AMENDMENT TO
DELAYED PREFERRED
STOCK AGREEMENT:                    Each of the Everest Funds and Ravich will
                                    cause all shares of Delayed Preferred Stock held by them or over which they exercise voting power to consent to the following amendments to the terms of the Delayed
                                    Preferred Stock if so requested by
                                    the Company:

                                       a) amend the definition of Qualifying
                                          Offering in Section 3(e)(i) of the
                                          Certificate of Designations of the
                                          Delayed Preferred Stock to include the
                                          offering of any securities of the
                                          Company in an offering which is either
                                          registered under the Securities Act of
                                          1933 or exempt from registration
                                          thereunder for net proceeds of not
                                          less than $100 million; and

                                       b) change the date "October 15, 1997"
                                          in such Section 3(e)(i) to "November
                                          15, 1997."

BINDING COMMITMENT:                 The obligations of the signatories hereto
                                    shall not be subject to any conditions or exceptions other than those expressly set forth herein. As soon as practicable after the signing of this Commitment Term Sheet, the number of shares of Delayed Preferred
                                    Stock to be exchanged by the Everest Funds and Ravich shall be deposited with an escrow agent acceptable to the parties pursuant to a stock exchange agreement reflecting the terms and





                                        7




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                                    conditions of this Commitment Term Sheet and
                                    other customary terms and conditions, or, in the absence of such an agreement, this Commitment Term Sheet shall constitute a binding agreement for the transactions contemplated hereby. This Commitment Term Sheet may be executed in any number of counterparts, all of which taken together constitute a single agreement.

Date:  June 15, 1997                        Everest Capital International, Ltd.
                                            Everest Capital Fund, L.P.


                                            By: /s/ M. Dimitrijevic
                                                --------------------------
                                                 Marko Dimitrijevic

                                            Ravich Revocable Trust of 1989

                                            By: /s/ Jess M. Ravich
                                                --------------------------
                                                 Jess M. Ravich, Trustee

                                            CD Radio Inc

                                            By: /s/ David Margolese
                                                --------------------------
                                                 David Margolese, Chairman
                                                  and Chief Executive Officer


                                        8




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






                            Agreement of Stockholders

                  The undersigned stockholders of CD Radio Inc. hereby agree to be bound by the provisions set forth in clause (ii) of the proviso in the section captioned "Conditions" in the above Summary Term Sheet.

 /s/ David Margolese
----------------------
David Margolese

 /s/ Darlene Friedland
----------------------
Darlene Friedland


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